EXHIBIT 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS 2006 THIRD QUARTER

EARNINGS PER DILUTED SHARE OF $0.08

•	Net income up 136% to $3.3 million, or $0.08 per diluted share, from net income of $1.4 million, or $0.03 per diluted share for the third quarter of 2005

•	Total segment operating profit of $11.6 million versus $9.3 million last year

–    Decorative Products and Building Products segments improved versus last year

•	Interest expense declined to $5.1 million; lowest third quarter debt level in Company’s history

FAIRLAWN, OHIO, September 18, 2006 - OMNOVA Solutions Inc. (NYSE: OMN) today reported net income of $3.3 million, or $0.08 per diluted share, for the third quarter ended August 31, 2006, compared to net income of $1.4 million, or $0.03 per diluted share, for the third quarter of 2005.

Net sales increased $1.8 million to $208.8 million for the third quarter of 2006 as compared to $207.0 million during the same period last year. Gross profit was $43.4 million, or 20.8% of net sales, in the third quarter of 2006 as compared to $42.1 million, or 20.3% of net sales, in the third quarter of 2005. The improvement in gross margin was driven by increases in pricing of $5.8 million, and lower manufacturing and health care costs of $5.3 million, partially offset by higher raw material costs of $4.4 million, lower volumes of $2.3 million, $0.7 million increase in non-cash pension expense, $1.5 million of higher utility and transportation costs and a net unfavorable LIFO inventory

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OMNOVA Add 1

adjustment of $0.4 million. Selling, general and administrative (SG&A) costs increased $1.2 million to $30.4 million in the third quarter of 2006 versus $29.2 million in the third quarter of 2005, primarily due to higher non-cash pension expense of $0.6 million and higher incentive compensation expense of $0.3 million. Earnings from the Company’s Asian joint ventures were $0.6 million for the quarter as compared to $0.3 million for the third quarter of last year. The Company did not record any restructuring and severance provisions in the third quarter of 2006 as compared to a provision of $0.6 million in the third quarter of last year. No domestic taxes were provided due to the domestic net operating loss carry-forwards.

Interest expense decreased to $5.1 million for the third quarter of 2006 as compared to $5.3 million for the same period last year, due to lower average debt partially offset by higher short-term average borrowing rates. Total debt at the end of the third quarter of 2006 was $184.4 million, down $3.0 million from the same period last year. This was the lowest third quarter debt level in OMNOVA’s history taking into account a receivables securitization program utilized by the Company during the period May 2000 through May 2003. On September 8, 2006, the Company amended its senior secured revolving credit facility to, among other things, reduce its borrowing and commitment fee costs. Adjusted EBITDA for the twelve months ending August 31, 2006 grew to $51.8 million versus $37.5 million for the twelve months ending August 31, 2005. The Company’s trailing twelve-month leverage ratio of debt-to-Adjusted EBITDA was 3.6 times at the end of the third quarter versus 5.0 times at the end of the third quarter of 2005. An explanation of how the Company defines Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income is provided in the Non-GAAP and Other Financial Measures section of this earnings release.

“The third quarter marks the sixth consecutive quarter of year-over-year improvement in net income and earnings per share,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Our focus has been on margin restoration and profitable growth, and our actions resulted in a $1.9 million improvement in net income versus the third quarter of last year. Two of our three business units recorded higher sales and operating profit. The improved total segment operating profit and cash flow results were driven by cost reductions, increased pricing and new products. Our Decorative Products business unit generated its best third quarter results since 2000, and

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Building Products had its highest quarterly operating profit since the fourth quarter of 2003. We expect the Decorative Products business, excluding LIFO expense, to continue to benefit from expanding commercial refurbishment and new construction markets. However, higher raw material costs in Asia and weakening demand in the United Kingdom are expected to negatively impact fourth quarter operating profit for Decorative Products. Performance Chemicals experienced weaker than expected end-use demand in the quarter.”

Performance Chemicals - Net sales during the third quarter of 2006 decreased 7.8% to $109.6 million versus $118.9 million in the third quarter of 2005, driven by a 10.5% reduction in volume due to weaker demand across most product lines. The reduction in volume was partially offset by a 2.7% higher average unit selling price. Segment operating profit was $8.2 million for the third quarter of 2006 as compared to $9.3 million for the third quarter of 2005. The segment’s operating profit margin was 7.5% versus 7.8% for the same period last year. Impacting the third quarter of 2006 were lower volumes of $4.0 million, higher raw material costs of $1.8 million primarily for butadiene and acrylic raw materials; higher utilities and transportation costs of $1.2 million; and higher non-cash pension expense of $0.3 million, which were partially offset by increased pricing and cost reductions of $5.9 million and a favorable LIFO inventory adjustment of $0.3 million. Focused LEAN SixSigma initiatives and the successful implementation of a new ERP system have led to reductions in SG&A and manufacturing costs.

During the quarter, the specialty chemical product lines experienced significant volume declines. New product introductions, trialing activity and toll manufacturing opportunities are underway to improve specialty volumes. Paper chemical volumes also declined; however, the Company did successfully transition a major mill in the quarter and expects that extended trialing activity utilizing OMNOVA’s GenCryl® Platinum Pt™ high strength latex binder will improve volumes and market share over the next several quarters. Carpet volume was weaker during the quarter, impacted by lower new residential construction which affected customer production schedules. Segment international sales increased in the quarter, up 15.7% or $1.1 million versus the third quarter last year.

Decorative Products - Net sales were $65.5 million during the third quarter of 2006, an increase of $7.1 million or 12.2% versus the third quarter of 2005. Operating profit was $2.5 million for the third quarter of 2006 as compared to a loss of $0.6 million for the third

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quarter of 2005. Impacting the 2006 third quarter results were higher volumes of $0.6 million, $0.9 million of increased pricing and $3.0 million of reductions in manufacturing and SG&A expenses, offset by domestic higher raw material costs of $0.5 million, higher non-cash pension expense of $0.8 million and an unfavorable LIFO inventory adjustment of $0.7 million. The segment’s operating profit for the third quarter of 2005 included charges of $0.6 million related to restructuring and severance which management excludes when evaluating the ongoing performance of this segment.

During the third quarter, domestic wallcovering sales grew 7% versus the same quarter last year, the best sustained year-to-date sales performance since 2002. As a result of streamlining its distribution network and enhancing its design and custom operations in 2005, the wallcovering product line continues to achieve sales gains in several end-use markets. The Company’s Asian joint venture operations recorded a profit of $0.6 million in the third quarter of 2006 compared to $0.3 million in the third quarter of 2005. Laminates sales grew almost 25% year-over-year through increased market penetration brought about by industry consolidation. In addition, coated fabrics production activity began to ramp up for new opportunities in automotive and industrial film applications. In the third quarter of 2006 versus 2005, market share gains have led to improved sales of industrial films (up 50%), kitchen and bath (up 122%), and manufactured housing (up 39%). These gains were partially offset by volume declines in residential furniture (down 94%) and consumer electronics (down 61%) as many of these applications have moved offshore.

Building Products – Net sales of the Company’s single-ply commercial roofing products were $33.7 million during the third quarter of 2006, an increase of 13.5% compared to $29.7 million in the third quarter of 2005. Strong sales growth in thermoplastic polyolefin (TPO) and polyisocyanurate (ISO) insulation was partially offset by lower volumes in EPDM and polyvinyl chloride (PVC) membrane systems. Operating profit was $0.9 million for the third quarter of 2006, as compared to operating profit of $0.6 million in the third quarter of 2005. The higher operating profit in 2006 reflected the higher sales and improved manufacturing efficiencies, partially offset by higher raw material costs. Sales of private label TPO membrane and roofing systems to international markets continued to grow in the quarter.

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Corporate Expense – Corporate expense increased $0.6 million to $3.2 million in the third quarter of 2006 as compared to the third quarter of last year, driven by higher incentive compensation and pension expense and increased information technology expense associated with the implementation of the new ERP system.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, September 19, 2006, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, September 26, 2006. A telephone replay will also be available beginning at 2:30 p.m. EDT on September 19, 2006, and ending at 11:59 p.m. EDT on September 26, 2006. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 840708.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit to consolidated net sales and income (loss) before income taxes

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investor with an understanding of the Company’s business and operating performance.

	Three Months Ended August 31,		Nine Months Ended August 31,
Dollars in millions	2006	2005	2006	2005
Performance Chemicals	$109.6	$118.9	$330.4	$339.1
Decorative Products	65.5	58.4	192.3	180.8
Building Products	33.7	29.7	83.7	84.4

Total Sales	$208.8	$207.0	$606.4	$604.3
Performance Chemicals	$8.2	$9.3	$22.3	$23.8
Decorative Products	2.5	(.6)	8.4	(6.5)
Building Products	.9	.6	.4	.6

Total Segment Operating Profit	11.6	9.3	31.1	17.9
Interest expense	(5.1)	(5.3)	(15.5)	(16.1)
Corporate expense	(3.2)	(2.6)	(11.2)	(7.7)

Income (Loss) Before Income Taxes	$3.3	$1.4	$4.4	$(5.9)

Capital expenditures	$4.8	$2.8	$9.0	$8.2

Segment operating profit for the three months and nine months ended August 31, 2005 was impacted by a number of items which are discussed earlier in this press release. Management excludes certain of these items when evaluating the results of the Company’s ongoing business. These items include for the third quarter of 2005 charges of $0.6 million for restructuring and severance, and for the first nine months of 2005 charges of $1.7 million for work stoppage charges and $5.8 million for restructuring and severance.

Reconciliation of net income (loss) to Adjusted EBITDA

This earnings release also includes Adjusted EBITDA which is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Adjusted EBITDA is calculated in accordance with the definition of adjusted net earnings from operations as set forth in the Company’s senior secured revolving credit facility dated May 28, 2003, as subsequently amended, and excludes charges for interest, taxes, depreciation and amortization, restructuring and severance, work stoppage, goodwill and trademark write-offs, amortization of deferred financing costs, net earnings of joint ventures less cash dividends, gains or losses on asset sales, and non-cash charges for the 401(k) company match. Adjusted EBITDA is not a measure of financial performance under GAAP. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. Adjusted EBITDA should not be construed as an indicator of the Company’s operating performance or liquidity and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data which are all prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. Management believes that presenting this information is useful to investors because it is commonly used as an analytical indicator to evaluate performance, allocate resources and measure leverage capacity and debt service ability. Set forth below is a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

	Three Months Ended August 31,		Nine Months Ended August 31,
Dollars in millions, except per share data	2006	2005	2006	2005
Net income (loss)	$3.3	$1.4	$4.3	$(5.9)
Interest	5.1	5.3	15.5	16.1
Taxes	—	—	.1	—
Depreciation and amortization	5.6	5.8	16.9	17.2
Restructuring and severance	—	.6	—	5.9
Work stoppage	—	—	—	1.7
Amortization of deferred financing costs	.3	.4	.8	1.2
Net earnings of joint ventures less cash dividends	(.6)	—	(2.1)	—
Gains or losses on asset sales	—	(.3)	—	(.3)
Non-cash charge for 401(k) company match	.7	.3	1.6	1.1

Adjusted EBITDA	$14.4	$13.5	$37.1	$37.0

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This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could,” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition, significant accounting policies and management judgments, among other things, and include statements based on current expectations, estimates, forecasts and projections. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks, changes in prevailing governmental policies and regulatory actions, and litigation risks inherent in the Company’s business. Some important risks, uncertainties and factors that could cause the Company’s actual results or outcomes to differ materially from those expressed in or implied by its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; prices and availability of raw materials including styrene, butadiene, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; adverse litigation judgment and absence of or inadequacy of insurance coverage for such judgment; prolonged work stoppage resulting from labor disputes with unionized workforce; acts of war or terrorism, natural disasters or other acts of God; ability to successfully develop and commercialize new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; governmental and regulatory policies; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and acquisition activities; assumptions used in determining pension plan expense and funding, such as return on assets and discount rates and changes in funding

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regulations; compliance with extensive environmental, health and safety laws and regulations; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with 2005 sales of $810 million and a current workforce of 1,800 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, decorative and functional surfaces, and single-ply roofing systems for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Condensed Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2006	2005	2006	2005
Net Sales	$208.8	$207.0	$606.4	$604.3

Costs and Expenses
Cost of goods sold	165.4	164.9	480.1	479.5
Selling, general and administrative	30.4	29.2	91.2	91.0
Depreciation and amortization	5.6	5.8	16.9	17.2
Interest expense	5.1	5.3	15.5	16.1
Equity (earnings) loss in affiliates, net	(.6)	(.3)	(2.1)	.2
Other (income) expense, net	(.4)	.1	.4	.8
Restructuring and severance	—	.6	—	5.4

	205.5	205.6	602.0	610.2

Income (Loss) Before Income Taxes	3.3	1.4	4.4	(5.9)
Income tax expense	—	—	.1	—

Net Income (Loss)	$3.3	$1.4	$4.3	$(5.9)

Basic and Diluted Income (Loss) Per Share	$.08	$.03	$.10	$(.15)

OMNOVA SOLUTIONS INC.

Condensed Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	August 31, 2006	November 30, 2005
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$9.6	$9.9
Accounts receivable, net	118.1	111.9
Inventories	47.8	41.0
Deferred income taxes	1.3	1.3
Prepaid expenses and other	3.3	3.0

Total Current Assets	180.1	167.1

Property, plant and equipment, net	149.3	154.5
Trademarks and other intangible assets, net	11.3	12.5
Investments in joint ventures	18.9	16.5
Other assets	6.2	7.7

Total Assets	$365.8	$358.3

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$—	$.1
Accounts payable	74.9	80.7
Accrued payroll and personal property taxes	14.4	16.1
Accrued interest	4.7	9.4
Employee benefit obligations	5.8	6.3
Other current liabilities	8.5	8.5

Total Current Liabilities	108.3	121.1

Long-term debt	184.4	176.3
Postretirement benefits other than pensions	42.9	45.6
Deferred income taxes	1.3	1.3
Pension liabilities	11.5	7.4
Other liabilities	19.3	19.2

Shareholders’ Deficit
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized;
43.1 million and 42.6 million shares issued at August 31, 2006 and November 30, 2005, respectively; 41.9 million and 41.2 million shares outstanding at August 31, 2006 and November 30, 2005, respectively	4.3	4.3
Additional contributed capital	313.5	312.2
Retained deficit	(253.6)	(257.9)
Treasury stock at cost; 1.2 million and 1.4 million shares at
August 31, 2006 and November 30, 2005, respectively	(8.8)	(10.0)
Accumulated other comprehensive loss	(57.3)	(61.2)

Total Shareholders’ Deficit	(1.9)	(12.6)

Total Liabilities and Shareholders’ Deficit	$365.8	$358.3

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